Exhibit 10.2

EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT

dated as of July 31, 2019

among

CIO ADMINISTRATIVE SERVICES, LLC

and

CLARITY REAL ESTATE III GP, LIMITED PARTNERSHIP

and

CLARITY REAL ESTATE VENTURES GP, LIMITED PARTNERSHIP

TABLE OF CONTENTS

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ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (this “Agreement”), dated as of July 31, 2019 is made by and among CIO Administrative Services, LLC (“CIO”), Clarity Real Estate III GP, Limited Partnership (“Clarity Fund GP”) and Clarity Real Estate Ventures GP, Limited Partnership (“Clarity Ventures GP”). Clarity Fund GP and Clarity Ventures GP are collectively referred to herein as “Clarity”. Clarity and CIO are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, CIO is a special purpose subsidiary of City Office REIT, Inc. (“REIT”), formed to provide real estate asset management and advisory services to Clarity; and

WHEREAS, Clarity Fund GP serves as the sole general partner of Clarity Real Estate III, Limited Partnership, a Delaware limited partnership (the “Fund”), a committed private equity fund; and

WHEREAS, Clarity Ventures GP serves as the sole general partner of Clarity Real Estate Ventures, Limited Partnership, a Delaware limited partnership (the “Ventures”), a vehicle which will pursue programmatic joint venture investments; and

WHEREAS, Clarity has requested that CIO provide certain administrative services to Clarity Fund GP and to Clarity Ventures GP on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means (i) any Person directly, or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“Board of Directors” means the Board of Directors of the REIT.

“Business Day” means any day, except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Change of Control” means, with respect to an entity, the direct or indirect acquisition by any Person, or group of Persons, acting jointly or in concert, of voting control or direction over more than 50% of the votes attaching, collectively, to the outstanding voting interests of the entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means the date of the initial closing for either the Fund or Ventures.

“Committee” means the investment committee established by the Board of Directors consisting solely of Independent Directors.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Governing Instruments” means, with regard to any entity, the articles or certificate of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles or certificate of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended, restated or supplemented from time to time.

“IC Chairman” means the Chairman of the Committee.

“Independent Directors” means the independent members of the Board of Directors who are not officers or employees of the REIT or any of its Affiliates, and who are otherwise determined by the Independent Directors to be “independent” in accordance with the REIT’s Governing Instruments and policies and, if applicable, the rules of any national securities exchange any securities of the REIT are listed, from time to time.

“Management Fee” shall mean the sum of the following: (i) the cash management fee payable by the Fund to Clarity Fund GP, as the general partner of the Fund, as calculated by the Fund’s Governing Instruments or other agreement (whether using a percentage charged to committed capital, net invested capital or alternative measure), but it shall not include (a) any sums paid to Clarity Fund GP by the Fund which are intended to reimburse Clarity Fund GP or any officer or partner of Clarity Fund GP, for third party costs and expenses incurred by Clarity Fund GP or such officers or partners of Clarity Fund GP, and (b) any carried interest payments or similar back-end promoted performance incentives received by Clarity Fund GP or any officer or partner of Clarity Fund GP from the Fund, and (ii) the cash asset management fee payable by the Ventures to Clarity Ventures GP, as the general partner of the Ventures, as calculated by Venture’s Governing Instruments or other agreement (whether using a percentage charged to committed capital, net invested capital or alternative measure to calculate such asset management fee), but it shall not include (a) any sums paid to Clarity Ventures GP by the Ventures which are intended to reimburse Clarity Ventures GP or any officer or partner of Clarity Ventures GP, for third party costs and expenses incurred by Clarity Ventures GP or such officers or partners of Clarity Ventures GP, and (b) any performance incentives received by Clarity Ventures GP or any officer or partner of Clarity Ventures GP from the Ventures. All Management Fees shall be payable in U.S. Dollars.

“OP” means City Office REIT Operating Partnership, L.P.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Suitable Property” shall mean properties which consist of (x) developed commercial real estate properties (i) where at least eight-five (85%) percent of the net rentable area is allocated for office use, (ii) that have leases in place for at least eighty-five (85%) percent of the net rentable area of the building, and (iii) with leases that have, in the aggregate, a weighted average (based on square footage) of at least three (3) years remaining at the time of acquisition, or (y) any underdeveloped or unimproved real property that is contiguous to a property owned by the REIT.

“Top-Up Fees” means any additional cash fees elected to be paid by Clarity to CIO in excess of any Fees contemplated by Section 4.01 of this Agreement so as to satisfy the Minimum Annual Fee requirements of Section 4.04.

ARTICLE II

SERVICES AND DURATION

Section 2.01 Services. Subject to the terms and conditions of this Agreement, beginning on the Commencement Date and continuing during the Term (as defined in Article VII), CIO shall provide (or cause to be provided) to Clarity, as requested from time to time by Clarity, the services listed below (the “Services”):

(i)	administrative record-keeping services and administrative assistance with the preparation of accounting statements for Clarity the Fund, and Ventures;

(ii)

administrative assistance with potential acquisitions, dispositions, capital raising and financings by either the Fund and Ventures and their Affiliates, the terms of which shall be the sole responsibility of Clarity;

(iii)

administering the day-to-day operations of the Fund and Ventures, Clarity and the properties of the Fund and Ventures, including, but not limited to, the collection of revenues and payment of debts and obligations on behalf of Clarity, the Fund and Ventures and the third party expenses, all of which debts and expenses shall be at Clarity’s or the Fund and Ventures’ sole cost and expense;

(iv)	obtaining, upon Clarity’s request and at Clarity’s, the Fund’s or Ventures’ expense, reports and statistical and economic research for the Fund and Ventures, its properties and prospective properties;

(v)

administrative assistance, upon Clarity’s request and at Clarity’s, the Fund’s or Ventures’ expense, in qualifying the Fund and Ventures, Clarity and its Affiliates to do business in jurisdictions determined by Clarity;

(vi)

administrative assistance with respect to regulatory compliance, risk management policies and any litigation matters provided that responsibility for compliance with any such matters shall be the sole responsibility of Clarity Fund GP or Clarity Ventures GP, as the case may be;

(vii)

administrative assistance to Clarity and the third party property managers of the properties owned by the Fund and Ventures with regards to operating expenses, lease negotiation terms and capital expenditures;

(viii)

subject to the provisions below, assist in the preparation of financial statements, the management of external audit and review engagements, Fund and Ventures investor communications, and the preparation and filing of tax returns and distributions of applicable tax documents to Fund and Ventures investors and associated documentation, provided that Clarity shall be solely responsible for all matters described in this paragraph (viii); and

(ix)	administrative assistance with third-party communications; provided that no communications with third parties shall be on REIT or CIO letterhead or include the REIT or CIO name or logo.

CIO’s provision of the Services at all times shall be directed by and subject to the supervision of Clarity Fund GP or Clarity Ventures GP, as the case may be. CIO shall only perform such functions and with such authority as Clarity may specifically delegate to it, including the functions and authority identified herein and delegated to CIO hereby. Notwithstanding anything in this Agreement or otherwise, Clarity, and not CIO or any personnel of the REIT or CIO (other than James Farrar and Gregory Tylee, in their personal capacities as principals of Clarity and not in their capacities as directors, officers, employees or agents of the REIT or CIO), will make and be responsible for all certifications to investors in the Fund or Ventures, auditors, lenders, taxing authorities or other third parties, all of which certifications shall be made solely by officers, employees or partners of Clarity or the Fund or Ventures solely in their capacity as such. Clarity Fund GP or Clarity Ventures GP, as the case may be, will formally approve any and all budgets, schedules, acquisitions or dispositions, distributions to investors, financing or similar activities, financial statements, tax returns and associated documentation for which CIO may provide administrative assistance or services as part of the Services hereunder. In addition, the Parties agree and acknowledge that although Messrs. Farrar and Tylee are employees and executive officers of the REIT, or a subsidiary of the REIT they also are officers, employees and principals of Clarity, and that any and all decisions, consents, approvals or other activities or actions by such persons with respect to budgets, financial statements, acquisition or disposition activities, capital raising, investor relations or any other activities with respect to Clarity Fund GP or Clarity Ventures GP, as the case may be, the Fund, the Ventures or their Affiliates, shall be in their capacity as an officer, principal or employee of Clarity Fund GP or Clarity Ventures GP, as the case may be, and not in their capacity as an officer, director, employee or agent of CIO, the REIT or any of their Affiliates. CIO and its Affiliates shall have no liability or obligation to Clarity or the Fund or Ventures, their partners or lenders or to any third party with respect thereto.

Section 2.02 Personnel. CIO will make available such appropriately qualified personnel as it deems appropriate to provide the Services. In addition, CIO will permit, for the duration of the Fund and Ventures, Messrs. Farrar and Tylee to perform their duties as officers of Clarity Fund GP or Clarity Ventures GP. CIO, in its sole reasonable discretion, may (i) designate the personnel to perform the Services, so long as such personnel will at all times be under the direct supervision of either Messrs. Farrar or Tylee, and (ii) remove and replace such personnel at any time with personnel of similar qualifications and experience levels, if such action would not reasonably be expected to cause a material decrease in the level of Services.

ARTICLE III

OTHER ARRANGEMENTS AND ADDITIONAL AGREEMENTS

Section 3.01 Cooperation. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly implementation of this Agreement; provided, however, that this Section 3.01 shall not require CIO to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in advance by a majority of the Independent Directors.

Section 3.02 Service Following Term. In addition to the activities permitted by Article VIII, following expiration of the Term and for the duration of the existence of the Fund and Ventures, CIO agrees that, consistent with the terms of their employment agreements with City Office Management Ltd., Messrs. Farrar and Tylee may continue to provide reasonable assistance to Clarity Fund GP or Clarity Ventures GP and the Fund and Ventures, but only to the extent that such assistance does not interfere with their ability to perform and satisfy their respective employment obligations to the REIT or a subsidiary thereof, as determined by the Independent Directors in their reasonable discretion consistently applied, but in all cases in compliance with the standards of care imposed by applicable Maryland law on directors of a Maryland corporation. Any such assistance shall be for the sole benefit of Clarity and the Fund and Ventures and shall be performed only as requested by Clarity and the Fund and Ventures from time to time. Any such activities will be undertaken by Messrs. Farrar and Tylee in their individual capacities as officers, principals, or employees of Clarity and the Fund and Ventures and not as an officer, director, employee or agent of CIO, the REIT or their Affiliates and CIO, the REIT, and their Affiliates shall have no liability or obligation to Clarity or any third party for any such activities.

Section 3.03 REIT Investors. Without the prior consent of a majority of Independent Directors, Clarity shall not solicit, entice or otherwise initiate communication with those holders of equity securities of the REIT which are known to hold in excess of one (1%) percent of all issued and outstanding shares of the REIT (“REIT Investors”) for the purpose of seeking investments in the Fund. Notwithstanding the foregoing, it is understood that the use of general solicitations not directly targeted at REIT Investors shall not be deemed a violation of this Section 3.03, nor shall this Section 3.03 prevent Clarity, the Fund and Ventures from communicating with any REIT Investor that is known as an active investor in private funds or that proactively contacts Clarity on his, her or its own initiative without any direct solicitation by Clarity, the Fund or Ventures.

Section 3.04 Acquisition Protocols.

(a) Clarity, the Fund and Ventures each acknowledge and agree that they shall not acquire a Suitable Property, except in compliance with and as may be permitted by the terms and conditions of this Section 3.04. In the event Clarity, the Fund or Ventures identifies for acquisition or investment a property that is a Suitable Property, Clarity shall notify the IC Chairman of the REIT in writing (a “Notice”) regarding such acquisition opportunity, which Notice shall include a detailed description of the Suitable Property and the material terms and conditions of the proposed acquisition, including purchase price. Upon request by the IC Chairman, Clarity will provide any and all additional information with respect to the acquisition in Clarity’s possession to the IC Chairman. The Committee, or the Independent Directors, acting on behalf of the Board of Directors shall have a ten (10) Business Day period following receipt of the Notice and such information to review the information and consider whether to cause REIT or a subsidiary thereof to pursue the acquisition of the Suitable Property. If the Committee or the Independent Directors elect to cause REIT or a subsidiary thereof to pursue the acquisition of the Suitable Property and notifies Clarity to that effect within the ten Business Day period, Clarity and the Fund or Ventures shall deliver to REIT all reports, analyses and other information regarding the Suitable Property in their possession or control, shall discontinue all efforts to acquire the Suitable Property and will cooperate with REIT in the pursuit and acquisition of the Suitable Property.

(b) If, within the ten Business Day period described in paragraph (a) above, the Committee or the Independent Directors do not notify Clarity that they elect for the REIT or a subsidiary thereof to pursue the acquisition of the Suitable Property or otherwise expressly notify Clarity that the REIT will not pursue the acquisition of the Suitable Property, or the Committee elects not to pursue the acquisition of a Suitable Property presented to it from any other source (each such Suitable Property which is rejected being a “Rejected Suitable Property”), then, in that event, the Fund or Ventures and Clarity shall have the right to pursue the acquisition of such Rejected Suitable Property and thereafter consummate the purchase of the Rejected Suitable Property, subject in all events, to the conditions in this Section 3.04(b). Clarity shall have the right to cause the Fund or Ventures to acquire the Rejected Suitable Property for a purchase price not less than 95% of the price set forth in the Notice or otherwise presented to the Committee and on substantially the same terms and conditions set forth in the Notice or otherwise presented to the Committee. In the event that the purchase price for a Rejected Suitable Property presented to the Independent Directors in the Notice or otherwise rejected by the Committee is subsequently reduced to an amount less than 95% of the purchase price set forth in the Notice or presented to the Committee, and/or other material terms of the acquisition are changed in favor of the buyer, then Clarity shall so notify the IC Chairman in writing and the Committee shall have a period of five (5) Business Days from receipt of such notice from Clarity (or such lesser period as may be available, under the circumstances, from the seller of the Rejected Suitable Property, as specified in such notice) to elect to cause REIT or a subsidiary thereof to acquire the Rejected Suitable Property at the reduced purchase price and/or on the adjusted terms and conditions. It is agreed that the extension of time periods under any such agreement or the modification of the Seller’s non-material contractual obligations thereunder shall not constitute a material modification or trigger Clarity’s obligation to present to the Committee the amended acquisition agreement for the Rejected Suitable Property.

Section 3.05 Marketing Materials. Except as provided herein, neither Clarity nor the Fund nor Ventures shall be permitted to utilize the name, logo or other information regarding CIO, the REIT or any Affiliate of the REIT in any materials used to solicit any investment in the Fund or Ventures for any purpose whatsoever other than specifically describing the terms of this Agreement to potential investors in the Fund or Ventures or lenders that may be approached to provide financing to Clarity, the Fund, the Ventures or their Affiliates which description must be approved within ten (10) Business Days by the Independent Directors or the Committee. In addition, the Independent Directors shall have the right to review and comment upon and approve within ten (10) Business Days any and all offering circulars, private placement memoranda, marketing materials or comparable documentation relating to Clarity or the Fund or the Ventures prior to their use or dissemination. If, within ten (10) Business Day Period, the Independent Directors or the Committee have not provided any comments to Clarity on any submission presented to the Independent Directors or the Committee pursuant to this Section 3.05, then, in that event, the materials so submitted by Clarity shall be deemed approved for all purposes under this Section 3.05. The subscription documents for the Fund and Ventures shall clearly disclose to investors in the Fund and Ventures the waiver by the Fund and Ventures and Clarity of any potential claims against CIO, the REIT and their Affiliates as contained herein relative to the Services.

Section 3.06 Disclaimer. Clarity shall include a disclaimer substantially similar to the following in any offering circular, private placement memorandum, marketing material or comparable document relating to the offer and sale of interests in the Fund:

“INTERESTS IN THE [FUND OR THE VENTURES] ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY CITY OFFICE REIT, INC. (“CITY OFFICE”). THIS OFFERING IS CONDUCTED SOLELY BY [CLARITY/THE FUND/THE VENTURES] AND CITY OFFICE HAS NOT APPROVED ANY MATERIALS WITH RESPECT THERETO AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR MISSTATEMENTS HEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO ANY INFORMATION CONTAINED HEREIN OR OTHERWISE RELATING TO [CLARITY/THE FUND/THE VENTURES] OR OTHER DATA OR INFORMATION INCLUDED HEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CITY OFFICE OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY WHATSOEVER, INCLUDING FOR ANY LOSS OF INVESTMENTS, LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.”

Section 3.07 Notification of Disposition of Fund Properties. In further consideration of the Services to be provided by CIO, during the term hereof, Clarity agrees to provide written notice to the Independent Directors or the Committee in the event the Fund or Ventures elect to market for sale a property owned by the Fund, and/or the Ventures. The terms of this Section 3.07 only obligate Clarity to provide written notice to the IC Chairman in accordance with the terms of this Section 3.07 and, except as expressly provided in this Section, do not vest in CIO any right to approve or right to purchase the property so identified. The notification from Clarity shall include a detailed description of the property and other information which would typically be made available to potential buyers. The Fund and Ventures agree to reasonably consider in good faith any expressions of interest which may be made by the REIT or CIO in connection with the REIT’s potential purchase of such properties.

Section 3.08 Mandatory Notification. Clarity agrees that it shall provide written notice to the IC Chairman in the event the Fund or Ventures, or any of their affiliated entities, proposes to acquire any property. Such notice shall include a description of the property and a summary of material financial information with respect to the property promptly following the Fund or Ventures being awarded the transaction and/or the execution of a definitive agreement, but in no event later than ten (10) days following the Fund or Venture’s purchase of the property. It is agreed that the terms of this Section 3.08 only obligate the Fund or Ventures to provide written notice to the IC Chairman in accordance with the terms hereof and do not vest in CIO or the REIT any right to approve or participate in such purchase that are not otherwise expressly provided to CIO or the REIT in other provisions of this Agreement.

Section 3.09 Non-Solicitation of Employees. Clarity agrees that during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, neither Clarity nor the Fund nor Ventures shall directly or indirectly solicit the employment of, or hire any individual who is an employee of CIO, the REIT, or any of their Affiliates. The foregoing restriction, however, shall not apply to employees of CIO who have provided accounting services to Clarity and/or the Fund or Ventures pursuant to this Agreement, or to employees of CIO, the REIT or their Affiliates and who would otherwise be terminated by CIO, the REIT or their Affiliates as a result of the termination of this Agreement or a Change of Control of CIO and/or the REIT.

ARTICLE IV

FEES, TAXES

Section 4.01 Fees. The cash fees payable by Clarity to CIO for the Services under this Agreement (“Fees”) shall commence on the Commencement Date and continue during the term. Payments of fees shall be made in arrears on the first day of the first calendar quarter following the Commencement Date and the first business day of each calendar quarter thereafter and shall be based on the Management Fees paid to the Clarity Fund GP (as calculated in Section 4.02 below) plus the Management Fees paid to Clarity Ventures GP (as calculated in Section 4.03 below) during the calendar quarter then ended.

Section 4.02 Clarity Fund GP Fees. The Fees payable by Clarity Fund GP shall be as follows:

(i)	100% of the Management Fee paid to Clarity Fund GP by the Fund under the Governance Documents of the Fund up to the first $500,000.00 of such Management Fee, then

(ii)

25% of the Management Fee paid to Clarity Fund GP by the Fund under the Governance Documents of the Fund until each of Clarity and CIO have received equal amounts of the aggregate Management Fees paid by the Fund, then

(iii)	50% of the Management Fee paid to Clarity Fund GP by the Fund under the Governance Documents of the Fund.

Section 4.03 Clarity Ventures GP Fees. The Fees payable by Clarity Ventures GP shall be as follows:

(i)	50% of the Management Fee paid to Clarity Ventures GP by the Ventures under the Governance Documents of the Ventures during the calendar quarter then ended.

Section 4.04 Taxes. Without limiting any provisions of this Agreement, Clarity Fund GP and Clarity Venture GP shall each pay any sales, use and other similar taxes imposed on, or payable with respect to, any Services provided to it under this Agreement; provided, however, that Clarity shall not pay, or be responsible for, any applicable income, franchise or gross receipts taxes imposed on, or payable with respect to, the income derived by CIO from providing the Services to Clarity.

Section 4.05 No Right to Set-Off. Each of Clarity Fund GP and Clarity Ventures GP shall pay the full Fee amount owed by them to CIO pursuant to the terms of this Agreement and shall not set-off, counterclaim or otherwise withhold any Fee owed to CIO under this Agreement on account of any obligation claimed or owed by CIO to Clarity that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

Section 4.06 Minimum Annual Fees. Notwithstanding anything contained herein to the contrary, commencing with the first full calendar year following the first closing of the Fund and for each calendar year thereafter during the Term hereof, the minimum annual fees payable by Clarity to CIO for the Services shall be $250,000 per calendar year (“Minimum Annual Fee”), failing which CIO shall have the right to terminate this Agreement pursuant to and in accordance with Section 7.01(b)(v). Any election to terminate this Agreement by CIO due to the failure to satisfy the Minimum Annual Fee requirements in any calendar year must be made by CIO within thirty (30) days of the end of such calendar year and otherwise be in accordance with Section 7.01(b)(v) provided however, Clarity shall have the right, at their discretion, to pay to CIO a Top-Up Fee so as to satisfy the Minimum Annual Fee requirements of this Section 4.04 for the calendar year then ending. The Top-Up Fee shall be in an amount equal to the positive difference between the amount of Fees paid during such calendar year and $250,000. The payment of the Top-Up Fee shall be made, if at all, within thirty (30) days of Clarity’s receipt of written notice from CIO that the Fees paid in any such calendar year were less than $250,000. If such Top-Up Fee is paid timely, Clarity shall have satisfied for such calendar year the Minimum Annual Fee requirement and upon such payment any right or election of CIO to terminate this Agreement pursuant to Section 7.01(b)(v) shall be null and void.

ARTICLE V

STANDARD FOR SERVICE

Section 5.01 Standard for Service. CIO agrees (i) to perform the Services in a commercially reasonable manner; (ii) upon receipt of written notice from Clarity identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of any Services in a commercially reasonable and prompt manner (the Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 5.01 so long as CIO complies with this clause (ii)).

Section 5.02 Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all laws applicable to it and its business.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION

CIO, the REIT and their Affiliates assume no responsibility under this Agreement or otherwise other than to render the Services specifically set forth in this Agreement and shall not be responsible for any action or inaction of Clarity, the Fund, the Ventures or their Affiliates with respect to the business operations, assets and properties of Clarity, the Fund, the Ventures or their Affiliates. None of CIO, the REIT, the OP, or any of their respective officers, directors, members, employees, managers and personnel, any Person controlling or controlled by CIO or any such Person’s directors, officers, stockholders, members, advisors, personnel and directors, or any Person providing sub-advisory services to CIO will be liable hereunder to Clarity, the Fund, the Ventures or any subsidiary or Affiliate thereof, to the board of directors of Clarity, the Fund, the Ventures or their Affiliates or any stockholders, investors, members, employees, partners, lenders or regulators of Clarity, the Fund, the Ventures or their Affiliates for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement or otherwise. Clarity Fund GP and the Fund and Clarity Ventures GP and Ventures , as the case may be, shall reimburse, indemnify and hold harmless CIO, the REIT, the OP and any of their respective officers, stockholders, directors, members, employees and personnel, any Person controlling or controlled by CIO, the REIT or the OP (each, a “CIO Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, upon request, reasonable attorneys’ fees) in respect of or arising from any acts or omissions of such CIO Indemnified Party performed in good faith hereunder and in all events in connection with any claims by investors arising from the offering of interests in Clarity or the Fund or Ventures and any and all other direct claims by investors in the Fund or Ventures. The provisions of this Article VI shall survive the expiration or earlier termination of this Agreement.

ARTICLE VII

TERM AND TERMINATION

Section 7.01 Term and Termination.

(a) This Agreement shall become effective on the Commencement Date and shall remain in effect until terminated pursuant to this Article VII (the “Term”).

(b) CIO shall have the right to terminate this Agreement by providing thirty (30) days written notice to Clarity upon the occurrence of any of the following events:

(i)	Clarity fails to pay or perform its obligations hereunder and such failure continues for more than thirty (30) days following Clarity’s receipt of written notice of such default;

(ii)	James Farrar and Greg Tylee both cease to be an executive officer of the REIT;

(iii)	a Change of Control of the REIT has occurred;

(iv)

(A) a Change of Control of both Clarity Fund GP and Clarity Ventures GP has occurred such that neither is controlled by James Farrar or Gregory Tylee or (B) James Farrar and Gregory Tylee both cease to be affiliated with Clarity the Fund and Ventures; or

(v)	subject to Section 4.04, the annual Fees payable to CIO hereunder in any calendar year, inclusive of any Top-Up Fees, are less than the Minimum Annual Fee.

(c) Clarity shall have the right to terminate this Agreement by providing ninety (90) days advance written notice to CIO upon the occurrence of any of the following events:

(i)	a Change of Control of the REIT has occurred or the REIT has entered into a binding agreement which contemplates a Change in Control;

(ii)	James Farrar and Greg Tylee both cease to be executive officers of the REIT for any reason other than Cause (as defined in their respective employment agreements); or

(iii)	CIO is not providing the Services required hereunder in a commercially reasonable manner and such failure continues for more than thirty (30) days following written notice.

(d) Notwithstanding the foregoing, the REIT may terminate this Agreement at any time, if in the sole judgment of the Independent Directors, doing so is reasonably necessary or desirable to preserve the REIT’s qualification as a real estate investment trust (as defined in the Code).

Section 7.02 Payments Upon Termination.

(a) Upon termination, any unpaid Fees applicable to the period prior to termination shall be paid by Clarity to CIO and any prepaid Fees, if any, applicable to the period after the Termination Date shall be refunded by CIO to Clarity, in each case based on the number of days expired or remaining in the applicable period.

(b) Upon termination by CIO pursuant to Section 7.01(b)(i) or (ii), Clarity shall reimburse CIO for all directly related costs incurred by CIO as a result of the termination of this Agreement (but not related to any other business), including, without limitation, employee severance costs incurred as a direct result of the reduction in the personnel requirements of CIO directly attributed to termination of this Agreement (by way of example and without limitation, severance costs related to personnel hired by CIO to perform the Services), contract termination costs and related costs hereunder (collectively, “Special Termination Reimbursements”).

(c) Upon termination by CIO pursuant to Section 7.01(b)(iv) as a result of a sale of Clarity Fund GP (or the Fund) or sale of Clarity Ventures GP (or Ventures), the entity sold shall pay to CIO an additional sum equal to the lesser of (i) the Fees payable to CIO by Clarity Fund GP and Clarity Ventures GP , as the case may be, during the twelve calendar months preceding the date of termination, and (ii) twenty percent (20%) of the net sales price of such sale.

(d) Upon termination by Clarity pursuant to Section 7.01(c)(ii), Clarity Fund GP and Clarity Fund GP shall each pay to CIO (i) an additional sum equal to the Fees payable to CIO by Clarity Fund GP and Clarity Fund GP during the six calendar months preceding the date of termination, and (ii) a proportionate share of the Special Termination Reimbursements.

(e) Any demand for payment of Special Termination Reimbursements contemplated by Section 7.02(b) or Section 7.02(d) shall be delivered to Clarity by CIO in writing within thirty (30) days after the effective date of such Termination (time being of the essence), such notice to contain a detailed description of all such Special Termination Reimbursements.

ARTICLE VIII

OTHER ACTIVITIES

During the Term and subject to the terms of their respective employment contracts and this Agreement, in the event James Farrar and Gregory Tylee propose to participate in the formation of new real estate investment funds sponsored by Clarity, the Fund, the Ventures and their affiliates, the approval of the Independent Directors will be required prior to any such participation, with such approval not to be unreasonably withheld. With respect to any such new real estate investment funds sponsored by Clarity, the Fund, the Ventures and their affiliates, Messrs. Farrar and Tylee will act only in their individual capacities as officers, employees and principals of Clarity, or such newly formed entities, and not as officers, directors, employees or agents of CIO, the REIT or their Affiliates. CIO, the REIT and their Affiliates shall not have any liability to any Person in connection with such activities. Clarity agrees to indemnify CIO, the REIT and their Affiliates in accordance with Article VI of this Agreement in connection with any such activities (other than disclosing their respective titles at CIO and the terms of this Agreement).

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Subcontractors. Subject to the approval of Clarity, which approval shall not be unreasonably withheld, CIO may hire or engage one or more subcontractors to perform any or all of the Services; provided, that (i) CIO shall use the same degree of care in selecting any such subcontractor as it would if such contractor were being retained to provide similar services to CIO, (ii) CIO shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for Services as set forth in Article V and the Services provided to Clarity, and (iii) any such subcontractor will be supervised by either Mr. Farrar or Mr. Tylee. Notwithstanding the foregoing, (x) Clarity and its Affiliates shall have the right to hire or engage any subcontractor directly and (y) if CIO does hire or engage any subcontractor to provide any Services hereunder, then, notwithstanding any provision of this Agreement to the contrary, the Fees payable by Clarity for the provision of such Service performed by such subcontractor shall be only the amount actually paid to such subcontractor for providing such Service, without any additional charge or mark up. Clarity shall be responsible for paying directly any accountants, lawyers, or other service providers performing services for Clarity or the Fund or Ventures whether engaged by Clarity or CIO.

Section 9.02 Treatment of Confidential Information.

(a) Subject to the terms of this Agreement, the Parties shall not, and shall cause their respective Affiliates and all other Persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party and to the extent permitted by applicable law: (i) to its Affiliates on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable law or regulation, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable and legally permissible, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Affiliates to protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature but in any event not less than reasonable means.

(c) Each Party shall cause its Affiliates to agree to be bound by the same restrictions on use and disclosure of Confidential Information as are binding upon such Party in advance of the disclosure of any such Confidential Information to them.

(d) Each Party shall comply with all applicable state, federal and foreign privacy and data protection laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 9.03 Insurance. Clarity or the Fund or the Ventures shall at all times during the Term maintain (or reimburse CIO for maintaining) an Asset Management Liability Policy (“AMLP”) which includes blended D&O and Errors and Omissions insurance covering CIO’s Services hereunder in an initial amount not less than $2,000,000.00 which policy shall be endorsed to name REIT as an additional insured. CIO shall have the right to review annually the coverage thresholds in the AMLP and to require such coverages be increased as may be reasonably required by the REIT.

Section 9.04 Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 9.05 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.05):

(i)	if to Clarity:

James Farrar

with a copy to:

Gregory Tylee

with a copy to:

Joseph M. Fazio, Esq.

Miller Canfield Paddock and Stone, PLC

101 North Main St., Suite 700

Ann Arbor, Michigan 40104

Facsimile: 734-747-7147

(ii)	if to CIO, REIT, the Independent Directors or the Committee:

City Office REIT, Inc.

666 Burrard Street, Suite 3210

Vancouver, British Columbia V6C 2X8

Canada

Attention: Chairman of the Board

with a copy to:

Hunton Andrews Kurth LLP

951 E. Byrd Street

Richmond, Virginia 23219

Attention: David C. Wright, Esq.

Facsimile: 804-343-4580

Section 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement, including any prior term sheets or letters of intent.

Section 9.08 No Third-Party Beneficiaries. Except as provided in Article VI with respect to CIO Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

Section 9.10 Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement signed by all the Parties.

Section 9.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section and paragraph are references to the Articles, Sections and paragraphs of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Clarity and CIO have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.13 Assignability. (a) This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the Parties, except that CIO may assign all of its rights and obligations under this Agreement to an Affiliate; provided, that no such assignment shall release CIO from any liability or obligation under this Agreement.

Section 9.14 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

Section 9.15 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Section 9.16 Expense Reimbursement. All legal fees incurred by the REIT in connection with the negotiation and preparation of this Agreement shall be reimbursed by James Farrar, Greg Tylee or Clarity within thirty (30) days of presentation of an invoice for same.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

CIO:
CIO	Administrative Services, LLC, a Delaware limited liability company

By:	City Office REIT Operating Partnership, L.P., a Maryland limited partnership, its sole member

By:	City Office REIT, Inc., a Maryland corporation, its sole general partner

By:	/s/ John McLernon
Name:	John McLernon
Title:	Chairman of the Board of Directors

CLARITY FUND GP:
CLARITY REAL ESTATE III GP, LIMITED PARTNERSHIP, a Delaware limited partnership.

By:	CLARITY GP III, INC., a Delaware corporation, its sole general partner.

By:	/s/ Greg Tylee
Name:	Greg Tylee
Title:	President

CLARITY VENTURES GP:
CLARITY REAL ESTATE VENTURES GP, LIMITED PARTNERSHIP, a Delaware limited partnership.

By:	CLARITY REAL ESTATE GP CORP., a Delaware corporation, its sole general partner.

By:	/s/ Greg Tylee
Name:	Greg Tylee
Title:	President

FUND:

The undersigned has executed below to evidence its agreement and obligations pursuant to Article VI of this Agreement

CLARITY REAL ESTATE III, LIMITED PARTNERSHIP, a Delaware limited partnership.

By:	CLARITY REAL ESTATE III GP, LIMITED PARTNERSHIP, a Delaware limited partnership, its sole general partner.

By:	CLARITY GP III, INC., a Delaware corporation, its sole general partner.

By:	/s/ Greg Tylee
Name:	Greg Tylee
Title:	President

VENTURES:

The undersigned has executed below to evidence its agreement and obligations pursuant to Article VI of this Agreement

CLARITY REAL ESTATE VENTURES, LIMITED PARTNERSHIP, a Delaware limited partnership.

By:	CLARITY REAL ESTATE VENTURES GP, LIMITED PARTNERSHIP, a Delaware limited partnership, its sole general partner.

By:	CLARITY REAL ESTATE GP CORP., a Delaware corporation, its sole general partner.

By:	/s/ Greg Tylee
Name:	Greg Tylee
Title:	President

Signature Page to Administrative Services Agreement